EXHIBIT 99.1

For Immediate Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contact:

Alice Kang  (425) 576-3696

Nextel Partners Announces Private Placement of
$450 Million of 8 1/8% Senior Notes

KIRKLAND, WA — June 16, 2003 — Nextel Partners, Inc. (NASDAQ: NXTP) announced today that it has entered into an agreement to sell $450 million of 8 1/8% Senior Notes due July 1, 2011 in a private placement transaction pursuant to Rule 144A and Regulation S.  The Company intends to use the net proceeds from this offering to finance its previously announced cash tender offer for its 14% Senior Discount Notes due 2009 and for general corporate purposes.  The offering is expected to close on or about June 23, 2003.  Closing of the offering is subject to customary conditions.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referred to herein in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The statements in this news release regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions, and there can be no assurance that this transaction will be completed.

Nextel Partners has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Nextel Direct Connect® digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 198 of the top 200 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.